EXHIBIT 2.2

                                                               CONFORMED COPY


                         AMENDED AND RESTATED TAX MATTERS  AGREEMENT  dated
                    as of April 27, 2005 (the "TMA" or "Agreement") among Ashland Inc., a Kentucky corporation ("Ashland"), ATB Holdings, Inc., a Delaware corporation ("HoldCo"), EXM LLC, a Kentucky limited liability company ("New Ashland LLC"), New EXM Inc., a Kentucky corporation ("New Ashland Inc."), Marathon Oil Company, an Ohio Company ("Marathon Company"), Marathon Oil Corporation, a Delaware corporation ("Marathon"), Marathon Domestic LLC, a Delaware limited liability company ("Merger Sub") and Marathon Ashland Petroleum LLC, a Delaware limited liability company owned by Marathon Company and Ashland ("MAP").


                  WHEREAS, Ashland is the common parent of an affiliated group of domestic corporations that has elected to file consolidated Federal income tax returns.

                  WHEREAS, Marathon is the common parent of an affiliated group of domestic corporations that has elected to file consolidated Federal income tax returns (the "Marathon Affiliated Group").

                  WHEREAS, Ashland and Marathon Company, a wholly-owned subsidiary of Marathon, own all the limited liability company interests in MAP, which is treated for Federal income tax purposes as a partnership.

                  WHEREAS, Ashland and Marathon and certain of their respective related parties have entered into the Master Agreement pursuant to which they have agreed to engage in the transactions contemplated by the Transaction Agreements and the Ancillary Agreements, as those terms are defined in the Master Agreement (collectively, the "Transactions").

                  WHEREAS, as part of the Transactions, HoldCo will become the common parent of the Ashland Affiliated Group in a series of steps which are intended to qualify as a reorganization described in Code Section 368(a)(1)(F) (the "F Reorganization").

                  WHEREAS, as part of the F Reorganization, Ashland will contribute its Membership Interest and the Acquired Businesses to HoldCo and will merge with and into New Ashland LLC, which will assume all obligations of Ashland, including the obligations of Ashland under this TMA (the "F Reorganization Merger").

                  WHEREAS, as part of the Transactions, MAP will redeem a portion of Ashland's interest in MAP in exchange for a distribution of cash and MAP accounts receivable, as set forth in the Master Agreement (the "MAP Partial Redemption").

                  WHEREAS, as part of the Transactions, New Ashland LLC will merge with and into New Ashland Inc., which will assume all obligations of New Ashland LLC, including the obligations that New Ashland LLC assumed from Ashland (the "Conversion Merger").

                  WHEREAS, as part of the Transactions, (i) HoldCo will distribute, to the former holders of the stock of Ashland, all the stock of New Ashland Inc. in a transaction intended to qualify as a distribution described in Code Section 355 (the "Spinoff"), and (ii) HoldCo will merge with and into Merger Sub in a transaction intended to qualify as a reorganization described in Code Section 368(a)(1)(A) (the "Acquisition Merger") and as a result of such merger, HoldCo will cease to exist.

                  WHEREAS after the Acquisition Merger, Marathon may cause Merger Sub to contribute all or a portion of the assets and liabilities that it acquired in the Acquisition Merger to a newly formed corporation that is a wholly-owned, direct subsidiary of Merger Sub or, alternatively Marathon may contribute Merger Sub to a wholly-owned subsidiary of Marathon.

                  WHEREAS, immediately after the Spinoff, New Ashland Inc. will be the common parent of an affiliated group of domestic corporations that elects to file consolidated Federal income tax returns, which will not include HoldCo (the "New Ashland Inc. Affiliated Group").

                  WHEREAS  the  parties  to this TMA wish to  allocate  and
assign  certain  Tax  responsibilities,   liabilities  and  benefits  among
themselves and to provide for certain other Tax matters.

                  WHEREAS the parties entered into the original TMA on March 18, 2004.

                  WHEREAS the parties have entered into Amendment No. 1 to the Master Agreement, dated April 27, 2005 ("Amendment No. 1"), amending certain terms of the Master Agreement.

                  WHEREAS the parties wish to amend and restate in its entirety this TMA.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this TMA, the parties agree as follows:

                                 ARTICLE I

                                Definitions

                  As used in this Agreement, the following terms shall have the following meaning:

                  "Acquired Businesses" means the "Maleic Business" and the "VIOC Centers", as each such term is defined in the Master Agreement.

                  "Acquisition Merger" has the meaning set forth in the ninth WHEREAS clause of this TMA.

                  "affiliate" has the meaning ascribed to such term in the Master Agreement.

                  "affiliated   group"   means  an   affiliated   group  of
corporations within the meaning of Code Section 1504(a) for the taxable period in question.

                  "Ashland Affiliated Group" means the affiliated group of domestic corporations that has elected to file consolidated Federal income tax returns of which Ashland (and immediately after the F Reorganization, HoldCo) is the common parent.

                  "Ashland Group" means (i) the corporations that are members of the Ashland Affiliated Group and (ii) the corporations that would be members of the Ashland Affiliated Group but for the fact that they are not includible corporations under Code Section 1504(b).

                  "Ashland Asbestos Liabilities" means any obligation of Ashland or any of its present or former subsidiaries (including but not limited to Riley Stoker Inc.) relating to claims made at any time that are attributable to allegations of exposure to asbestos on or before the Closing Date with respect to Residual Business Operations, to the extent that New Ashland Inc. or any member of the New Ashland Inc. Group is liable for such obligation after the Closing Date.

                  "Ashland Employee Liabilities" means (i) any obligation of Ashland or any of its present or former subsidiaries for any Employee Benefit Obligation to be provided to or on behalf of present or former employees of Ashland or any such subsidiaries for services that are attributable to Residual Business Operations or to the HoldCo Businesses, in each case that are performed on or before the Closing Date, to the extent that New Ashland Inc. or any member of the New Ashland Inc. Group is liable for such obligation after the Closing Date and (ii) any obligation pursuant to the exercise of any Option by any current or former employees of HoldCo Businesses or Residual Business Operations with respect to the capital stock of Ashland, HoldCo or New Ashland Inc.

                  "Ashland Environmental Liabilities" means any obligation of Ashland or any of its present or former subsidiaries relating to claims made at any time for environmental damages or remediation or similar expenses arising from acts, omissions or conditions occurring or existing on or before the Closing Date that are attributable to Residual Business Operations or to the HoldCo Businesses, to the extent that New Ashland Inc. or any member of the New Ashland Inc. Group is liable for such obligation after the Closing Date.

                  "Ashland Residual Operations Liabilities" means any obligation of Ashland or any of its present or former subsidiaries that is attributable to Residual Business Operations or to the HoldCo Businesses, including but not limited to Ashland Asbestos Liabilities, Ashland Employee Liabilities and Ashland Environmental Liabilities, but shall not include any associated defense costs incurred by New Ashland Inc. after the Closing.

                  "Bankruptcy Event" means, with respect to any Person, the occurrence or existence of any of the following events or conditions: such Person (1) is dissolved (other than the dissolution of a transferor in connection with a transfer to a successor as contemplated by Section 10.15); (2) admits in writing its inability generally to pay its debts; (3) makes a general assignment for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any similar relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding up or liquidation and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for similar relief or the making of an order for its winding up or liquidation or (B) is not dismissed or discharged within 60 days of the institution or filing thereof; (5) has a resolution passed by its Board of Directors for its winding up or liquidation (other than the winding up or liquidation of a transferor in connection with a transfer to a successor as contemplated by Section 10.15); (6) consents to, or becomes subject to an order or judgment providing for, the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets and, in the case of an order or judgment, such judgment or order is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the entry or making thereof; or (7) takes any action in furtherance of, or expressly indicates its consent to, approval of, or acquiescence in, any of the foregoing.

                  "Bankruptcy Party" has the meaning set forth in Section 8.02(c) of this TMA.

                  "Bankruptcy  Tax  Claims"  has the  meaning  set forth in
Section 8.02(c) of this TMA.

                  "Basket One Amount" has the meaning set forth in Section 5.02(b)(i) of this TMA.

                  "Basket One Cap" has the meaning set forth in Section 5.02(b)(ii)(C) of this TMA.

                  "Basket One Cap Base Amount" has the meaning set forth in
Section 5.02(b)(ii)(C).

                  "Basket One Cap Carryforward" has the meaning set forth in Section 5.02(b)(ii)(C) of this TMA.

                  "Basket  One  Deductions"  has the  meaning  set forth in
Section 5.02(b)(ii)(B) of this TMA.

                  "Basket  One Tax  Rate"  has the  meaning  set  forth  in
Section 5.02(b)(ii)(A) of this TMA.

                  "Basket Two Amount" has the meaning set forth in Section 5.02(c)(i) of this TMA.

                  "Basket  Two  Carryovers"  has the  meaning  set forth in
Section 5.02(c)(ii)(B) of this TMA.

                  "Basket  Two  Deductions"  has the  meaning  set forth in
Section 5.02(c)(ii)(A) of this TMA.

                   "Closing" and Closing Date" have the meanings set forth in the Master Agreement.

                  "Closing Agreement" means the closing agreement to be entered into by Marathon, Ashland, New Ashland Inc. and certain related parties and the IRS with respect to the Transactions pursuant to Code
Section 7121 and described in Section 5.01 of this Tax Matters Agreement received by Ashland and Marathon with respect to the Transactions on or before the Closing Date.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Conversion Merger" has the meaning set forth in the eighth WHEREAS clause of this TMA.

                  "Detroit Facility" means MAP's $325 million borrowing facility provided by Marathon Company as lender, the proceeds of which facility are used for the sole purpose of funding an expansion and clean fuels modification project at MAP's Detroit refinery.

                  "Employee Benefit Obligation" means any obligation (whether current or deferred) for any compensation, pension, severance payment, medical, retirement or disability benefit, life insurance or any similar employee benefit.

                  "Escrow"  means  the  escrow  created  under  the  Escrow
Agreement.

                  "Escrow Agreement" has the meaning set forth in Section 6.02(a) of this TMA.

                  "Escrow Threshold" has the meaning set forth in Section 6.02(c)(i)(B) of this TMA.

                  "Excess Section 355(e) Taxes" means the excess, if any of the total amount of Section 358(d)(1) Adjustment Taxes over $75 million.

                   "Extraordinary Events" means (i) unforeseen funding requirements resulting from damage to MAP properties by storm, fire, or similar catastrophic events, or (ii) unforeseen expenditures that are mandated by law, regulation or administrative ruling, in each case that are promulgated after the Closing Date.

                  "F Reorganization Merger" has the meaning set forth in the sixth WHEREAS clause of this TMA.

                  "Federal Tax Benefit Payments" has the meaning set forth in Section 5.02(a)(i) of this TMA.

                  "Final Determination" means the final resolution of liability for any Tax for any taxable period by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final closing agreement (other than the Closing Agreement) or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable agreement under the laws of any other jurisdiction, which resolves the entire Tax liability for the entire taxable period; (iii) a duly executed IRS Form 870 or 870-AD (or any successor forms thereto), on the date such form is effective, or by a comparable form under the laws of other jurisdictions; except that a Form 870 or 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund and/or the right of the Tax Authority to assert a further deficiency shall not constitute a Final Determination with respect to the right so reserved;
(iv) any allowance of a Refund or credit in respect of an overpayment of such Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) the execution of a closing agreement with respect to a pre-filing agreement described in Rev. Proc. 2001-22, or (vi) any other final disposition by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties hereto.

                  "Fully Funded" has the meaning set forth in Section 6.02(c)(i)(A) of this TMA.

                  "HoldCo Businesses" means the Acquired Businesses and the JV Interests.

                  "Income Taxes" means any Taxes imposed on or determined by reference to gross or net income or profits or any other measure of income or profits.

                  "Independent Entity" has the meaning set forth in Section
9.01 of this TMA.

                  "Inflation Factor" means the U.S. GDP Implicit Price Deflator, which shall be applied annually to adjust prices to constant dollar amounts beginning with the calendar year following the year of the Closing Date.

                  "IRS" means the U.S. Internal Revenue Service.

                  "JV Interests" means the "Membership Interest" and the "LOOP/LOCAP Interests", as each such term is defined in the Master Agreement.

                  "JV Entities" means the entities wholly or partially owned, directly or indirectly, through the ownership of the JV Interests.

                  "MAP LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of MAP, dated as of December 31, 1998, as amended to the date of this TMA.

                  "Marathon Affiliated Group" has the meaning set forth in the second WHEREAS clause of this TMA.

                  "Marathon Group" means (i) the corporations that are members of the Marathon Affiliated Group and (ii) the corporations that would be members of the Marathon Affiliated Group but for the fact that they are not includible corporations under Code Section 1504(b), including in both cases, beginning on the day after the Closing Date, former members of the Ashland Group that become members of the Marathon Group by reason of the Acquisition Merger.

                  "Marathon  Portion"  has the meaning set forth in Section
2.05 of this TMA.

                  "Marathon Tax Matter" means any Tax Item arising from or related to the ownership or operation of HoldCo or the HoldCo Businesses attributable to a Post-Closing Period.

                  "Master Agreement" means the Master Agreement dated as of March 18, 2004, among Ashland, HoldCo, New Ashland LLC, New Ashland Inc., Marathon, Marathon Company, Merger Sub and MAP, as amended by Amendment No. 1.

                  "Net Deduction Method" means, with respect to Specified Liability Deductions, the deduction of such amounts as they are accrued and recognized under the accrual method of accounting, net of actual and anticipated insurance recoveries determined under the accrual method of accounting, in each case applied consistently from year to year.

                  "New Ashland Inc. Affiliated Group" has the meaning set forth in the eleventh WHEREAS clause of this TMA.

                  "New Ashland Inc. Group" means (i) the corporations that are members of the New Ashland Inc. Affiliated Group and (ii) the corporations that would be members of the New Ashland Inc. Affiliated Group but for the fact that they are not includible corporations under Code
Section 1504(b).

                  "New Ashland  Inc.  Portion" has the meaning set forth in
Section 2.05 of this TMA.

                  "New Ashland Inc. Tax Matter" means any Tax Item (i) arising during a Pre-Closing Period or (ii) from or related to a Post-Closing Period that is not a Marathon Tax Matter.

                  "Non-Bankruptcy  Party"  has the  meaning  set  forth  in
Section 8.02(c) of this TMA.

                  "Non-Federal Tax Benefit Payment" has the meaning set forth in Section 5.02(a)(i) of this TMA.

                   "Option" means any compensatory stock option, stock appreciation right, restricted stock or similar instrument.

                  "Other Taxes" means any Taxes other than Income Taxes.

                  "Pass-Though Items" mean any Tax Items that are passed through to, and reportable on the Tax Returns of, one or more of the owners of MAP or any other JV Entity and that could result in an increase or decrease in any such owner's liability for Taxes.

                  "Post-Closing Period" means any taxable period, and in the case of a Straddle Period the portion of any such period, beginning after the Closing Date.

                  "Pre-Closing   Period"  means  the  Pre-Closing   Taxable
Periods, and the portion of any Straddle Period ending on the Closing Date.

                  "Pre-Closing Taxable Period" means any taxable period ending on or before the Closing Date.

                  "Refund"  means  any  refund  of  Taxes,   including  any
reductions of Taxes paid or payable by means of credits, offsets or otherwise.

                  "Residual Business Operations" means former business operations of Ashland or any current or former member of the Ashland Group, in each case determined as of the date of this Agreement, that will not be transferred or deemed to be transferred to New Ashland Inc. pursuant to the Conversion Merger.

                  "Section  355(e) Tax Claim" has the  meaning set forth in
Section 8.02(e) of this TMA.

                  "Section 355(e) Taxes" means any Taxes, arising in any taxable period, resulting from the application of Code Section 355(e) or any similar provision under state or local law to the Spinoff, including any Taxes attributable to an adjustment to the tax basis of the stock of New Ashland Inc. resulting from any audit by any Tax Authority or any Final Determination.

                  "Section  355(e)  Schedule"  has the meaning set forth in
Section 3.07(a) of this TMA.

                  "Section 358(d)(1) Adjustment" means the reduction in the tax basis of New Ashland Inc. stock under Section 358(d)(1) resulting from the assumption by New Ashland Inc. of the Ashland Residual Operations Liabilities pursuant to the Conversion Merger.

                  "Section 358(d)(1) Adjustment Taxes" means, with respect to any calculation of Section 355(e) Taxes the excess, if any, of (i) any such Section 355(e) Taxes over (ii) the amount of any such Section 355(e) Taxes that would exist if the Section 358(d)(1) Adjustment were $0.

                  "Specified Liability Deductions" means the amount, in any taxable period, allowable as deductible expenses for Federal income tax purposes in respect of Ashland Residual Operations Liabilities (after applying the applicable limitations, if any, under Code Sections 382 and 384 and Treasury Regulation Section 1.1502-15).

                  "Spinoff" has the meaning set forth in the ninth WHEREAS clause of this TMA.

                  "Straddle Period" means any taxable period that includes, but does not end on, the Closing Date.

                  "subsidiary" has the meaning ascribed to such term in the Master Agreement.

                  "Tax" or "Taxes" means all forms of taxation imposed by any federal, state, local or foreign jurisdiction (including any subdivision and any revenue agency of such a jurisdiction), including without limitation net income, gross income, alternative minimum, sales, use, ad valorem, gross receipts, value added, franchise, license, transfer, withholding, payroll, employment, excise, severance, stamp, property, custom duty, taxes or governmental charges, together with any related interest, penalties or other additional amounts imposed by any federal, state, local or foreign jurisdiction (including any subdivision and any revenue agency of such a jurisdiction), and including all liability for or in respect of any of the foregoing as a result of being a member of a consolidated or similar group or a partner in an entity treated as a partnership or other pass-through entity for Tax purposes or as a result of any tax sharing or similar contractual agreement.

                  "Tax Authority" means any federal, state, local or foreign jurisdiction (including any subdivision and any revenue agency of such a jurisdiction) imposing Taxes and the agency, if any, charged with the collection of such Taxes for such authority.

                  "Tax Benefit" means any item of loss, deduction, credit, or any other Tax Item that decreases Taxes paid or payable.

                  "Tax  Benefit  Payments"  has the  meaning  set  forth in
Section 5.02(a)(i) of this TMA.

                  "Tax Certificate" means any letter or certificate that is referred to in, and forms a basis for, a Tax Opinion.

                  "Tax   Claim"  has  the  meaning  set  forth  in  Section
8.02(a)(i) of this TMA.

                  "Tax Detriment" means any item of income, gain, recapture of credit or any other Tax Item that increases Taxes paid or payable, or any reduction in or limitation of, any Tax Item due to the application of Code Sections 382, 384 or Treasury Regulation Section 1.1502-15.

                  "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit, or other similar item, that may have the effect of increasing or decreasing any Tax paid or payable, including any adjustment to tax basis, capitalized interest or any adjustment under Code Section 481.

                  "Tax Loss" means the increase in Tax paid or payable to the relevant Tax Authority (or, without duplication, the reduction in any Refund) attributable to a Tax Detriment.

                  "Tax Opinion" means the opinions of Cravath, Swaine & Moore LLP and Miller & Chevalier Chartered concerning certain Federal income tax issues related to the Transactions to be delivered to Ashland and Marathon, respectively, pursuant to Section 10.01(f) of the Master Agreement.

                  "Tax Return" means any return, filing, questionnaire, information statement, or other document required to be filed, including amended returns that may be filed for any period or portion thereof with any Tax Authority in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

                  "Tax Savings" means the decrease in Tax paid or payable to the relevant Tax Authority (or, without duplication, the increase in any Refund) attributable to a Tax Benefit.

                  "Tax Structure" means the manner, order or form in which the Transactions (currently as contemplated or as amended prior to the Closing) are effected pursuant to the Master Agreement or any Transaction Agreement.

                  "Transactions" has the meaning set forth in the fourth WHEREAS clause of this TMA.

                  "Transaction Taxes" means Taxes, other than Transfer Taxes and Section 355(e) Taxes, of any member of the Ashland Group for any Pre-Closing Period or the New Ashland Inc. Group or the Marathon Group for any taxable period resulting from, or arising in connection with any portion of the Transactions.

                  "Transfer  Taxes"  has the  meaning  set forth in Section
2.03 of this TMA.

                  "Valvoline" means the active trade or business conducted by the business division of Ashland (and immediately following the Transactions, of New Ashland Inc.) of the same name.

                  All capitalized terms used but not defined in this TMA shall have the meanings ascribed to such terms in the Master Agreement.

                                ARTICLE II

                         Indemnification for Taxes

                  SECTION 2.01. General. (a) Indemnification by New Ashland Inc. Except as otherwise provided in Sections 2.03, 2.04, 2.05, 2.06 and Articles V and VI of this TMA, New Ashland Inc. and each member of the New Ashland Inc. Group shall be liable for, shall indemnify each member of the Marathon Group against, and shall be entitled to all Refunds of, less reasonable out-of-pocket costs and expenses incurred in connection with such Refund, (i) all Taxes for all Pre-Closing Periods of each member of the Ashland Group and the Acquired Businesses; (ii) all Taxes for all Post-Closing Periods that are imposed on or collected from any member of the Marathon Affiliated Group as a transferee of or successor to HoldCo, pursuant to any law, rule or regulation, imposed on taxable income or gain that is attributable, in whole or in part, to events or transactions that occur on or before the Closing Date but that is recognized for tax purposes in a Post-Closing Period as a result of the installment method of accounting, completed contract method of accounting, the long-term contract method of accounting, the recapture of a dual consolidated loss, Section 481 of the Code (other than any such Taxes imposed by reason of a change in accounting method by HoldCo or a successor to HoldCo made or applied for by Marathon or a Member of the Marathon Group after the Closing Date, unless such change was contemplated by this TMA, or made or applied for by New Ashland Inc. or a member of the New Ashland Inc. Group, or made by Marathon with New Ashland Inc.'s consent, or required as a condition of the Transactions by the Closing Agreement or otherwise), or other provisions of Federal, state, local or foreign tax law that have a similar effect and all Taxes attributable to the adoption by HoldCo of the Net Deduction Method with respect to Specified Liability Deductions; (iii) all Taxes for all taxable periods of each member of the New Ashland Inc. Group; (iv) all Taxes imposed on any member of the Marathon Group with respect to insurance recoveries received by any member of the New Ashland Inc. Group that are attributable to Residual Business Operations; (v) all Taxes for which any current or former member of the Ashland Group or the New Ashland Inc. Group is liable under Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign law); (vi) all Taxes payable by Ashland or HoldCo that are attributable to Pass-Through Items of MAP or any other JV Entity with respect to any Pre-Closing Period; (vii) all Transaction Taxes; and (viii) all Tax Losses of any member of the Marathon Group resulting from the failure by any member of the Ashland Group or the New Ashland Inc. Group, as the case may be, to use a consistent position as described in the last sentence of Section 3.04 of this TMA.

                  (b) Indemnification by Marathon. Except as otherwise provided in Sections 2.03, 2.04, 2.05, 2.06 and Articles V and VI of this TMA, Marathon and each member of the Marathon Group shall be liable for, and shall indemnify each member of the New Ashland Inc. Group against, and shall be entitled to all Refunds of, less reasonable out-of-pocket costs and expenses incurred in connection with such Refund, (i) all Taxes for all taxable periods of each member of the Marathon Group, other than as a successor to or transferee of a former member of the Ashland Affiliated Group by reason of the Acquisition Merger, and (ii) all Taxes for all taxable periods that are imposed on and payable by MAP or any JV Entities.

                  SECTION 2.02. Apportionment of Items for Straddle Periods. (a) Taxes. Taxes and Refunds of any entity or with respect to the Acquired Businesses for any Straddle Period shall be apportioned between the Pre-Closing Period and the Post-Closing Period on the basis of a "closing of the books" as of the end of the Closing Date, provided that Other Taxes that are not based on revenues, sales or a similar measure shall be apportioned between the Pre-Closing Period and the Post-Closing Period based on the number of days of the relevant taxable period that are in the Pre-Closing Period and the Post-Closing Period respectively.

                  (b) Apportionment of Pass-Through Items of MAP and certain other JV Entities. For purposes of determining the Taxes payable by the owner of a JV Interest in MAP or any other JV Entity that is treated for purposes of the relevant Tax as a pass-through entity, the Pass-Through Items for any Straddle Period of such JV Entity shall be apportioned between the Pre-Closing Period and the Post-Closing Period on the basis of a "closing of the books" as of the end of the Closing Date in accordance with Code Section 706(c)(2)(A) and Treasury Regulation Section 1.706-1(c)(2)(i) (or corresponding principles of state, local or foreign laws, rules or regulations); provided that Other Taxes of MAP or such JV Entity that are not based on revenues, sales or a similar measure shall be apportioned between the Pre-Closing and the Post-Closing Period based on the number of days of the relevant taxable period that are in the Pre-Closing Period and the Post-Closing Period respectively.

                  SECTION 2.03. Transfer Taxes. New Ashland Inc. shall be liable for, shall indemnify each member of the Marathon Group against, and shall be entitled to retain all Refunds of, less reasonable out-of-pocket costs and expenses incurred in connection with such Refund, all transfer, documentary, sales, use, registration and similar Taxes and related fees incurred in connection with the Transactions (collectively "Transfer Taxes"). New Ashland Inc., with Marathon's cooperation, shall timely prepare and file all Tax Returns relating to Transfer Taxes as may be required to comply with the provisions of such Tax laws.

                  SECTION 2.04. Certain Transaction Taxes. Marathon shall be liable for, shall indemnify each member of the New Ashland Inc. Group against, and shall be entitled to retain all Refunds of, less reasonable out-of-pocket costs and expenses incurred in connection with such Refund, any Transaction Taxes to the extent that such Taxes are primarily attributable to:

                  (a) any inaccurate, written representation or warranty of fact or intent specifically made by, or specifically attributed to, any member of the Marathon Group (other than HoldCo) in the Closing Agreement or a Tax Certificate and that is specified on
         Schedule 2.04 attached hereto (as amended from time to time by the unanimous agreement of Marathon and Ashland).

                  (b) any breach by any member of the Marathon Group of a covenant in Section 7.03(b) of this TMA,

unless such Transaction Taxes would have been imposed without regard to such inaccuracy or breach.


                  SECTION 2.05.  Section 355(e) Taxes.  With respect to any
estimate   or   any   other    calculation   of   Section   355(e)   Taxes,

                  (a) The "Marathon Portion" of such Section 355(e) Taxes means:

                       (i) 100% of the Section 355(e) Taxes in excess of $0 and to and including the sum of (A) $200 million and (B) all Excess Section 355(e) Taxes; and

                       (ii) 50% of the Section 355(e) Taxes in excess of the sum of (A) $375 million and (B) all Excess Section 355(e) Taxes.

                  (b) The "New Ashland Inc. Portion" of such Section 355(e) Taxes means:

                       (i) 100% of the Section 355(e) Taxes in excess of the amount included in the Marathon Portion under Section 2.05(a)(i) and to and including the sum of (A) $375 million and
         (B) all Excess Section 355(e) Taxes; and

                       (ii) 50% of the Section 355(e) Taxes in excess of the sum of (A) $375 million; and (B) all Excess Section 355(e) Taxes.

                  (c) Marathon and each member of the Marathon Group shall be liable for, and shall indemnify each member of the New Ashland Inc. Group against, and shall be entitled to all Refunds of, the Marathon Portion of all Section 355(e) Taxes. New Ashland Inc. and each member of the New Ashland Inc. Group shall be liable for, and shall indemnify each member of the Marathon Group against, and shall be entitled to all Refunds of, the New Ashland Inc. Portion of the Section 355(e) Taxes.

                  SECTION 2.06. Gain Recognition Agreement Taxes. Each member of the New Ashland Inc. Group shall comply with the terms of any
Section 367 "gain recognition agreement" executed by a member of the Ashland Group during a Pre-Closing Period, including, without limitation, by including the gain, if any, required to be recognized pursuant to the terms of any such agreement (or by virtue of the application of any provision of Treasury Regulation Section 1.367(a)-8) and the payment of any Tax that is required to be paid pursuant to Treasury Regulation Section 1.367(a)-8(b)(3). If a Tax Authority determines that any member of the Ashland Group or the New Ashland Inc. Group has failed to comply with the terms of any such agreement or any provision of Treasury Regulation Section 1.367(a)-8, the New Ashland Inc. Group shall be liable for any resulting liability for Taxes and each member of the New Ashland Inc. Group shall indemnify each member of the Marathon Group against any such Tax liability.

                                ARTICLE III

                   Preparation and Filing of Tax Returns

                  SECTION 3.01. Preparation and Filing of Original Tax Returns. (a) Ashland (before the F Reorganization Merger), and New Ashland Inc. LLC and New Ashland Inc. (after the F Reorganization Merger), shall prepare and file, or cause to be prepared and filed, all Tax Returns (i) of each member of the Ashland Group (including any Tax Returns related to the Acquired Businesses) for all Pre-Closing Periods, (ii) of each member of the New Ashland Inc. Group for all taxable periods and (iii) that it is required to file pursuant to Section 3.02. Ashland and New Ashland Inc., as the case may be, shall timely pay all Taxes with respect to such Tax Returns.

                  (b) Marathon shall prepare and file, or cause to be prepared and filed, all Tax Returns (i) of former members of the Ashland Group and successors thereof that become members of the Marathon Group by reason of the Acquisition Merger for all Post-Closing Periods, (ii) of each other member of the Marathon Group for all taxable periods, and (iii) that it is required to prepare and file pursuant to Section 3.02. Marathon shall timely pay all Taxes with respect to such Tax Returns.

                  (c) MAP shall prepare and file, or cause to be prepared and filed, all Tax Returns of MAP and its subsidiaries for any Pre-Closing Period and any Straddle Period, and such Tax Returns shall be prepared and filed in a manner consistent with past practice and in accordance with the MAP LLC Agreement as in effect immediately prior to the Closing. On or before August 15, 2005, MAP shall provide to New Ashland Inc. (i) the final IRS Schedule K-1 with respect to the taxable year for MAP ending on December 31, 2004; and (ii) a pro forma IRS Schedule K-1 with respect to the taxable year or portion thereof ending on the Closing Date, showing the estimated Pass-Through Items that will be apportioned to Ashland for the Pre-Closing Period. In addition, on or before February 1, 2006, MAP shall provide to New Ashland Inc. the final IRS Schedule K-1 with respect to the taxable year for MAP ending on the Closing Date.

                  SECTION 3.02. Straddle Period Tax Returns. (a) Following the Closing Date, Marathon and New Ashland Inc. shall meet and prepare a written schedule that allocates the responsibility for preparing and filing Straddle Period Tax Returns in each jurisdiction of former members of the Ashland Group and successors thereof that become members of the Marathon Group by reason of the Acquisition Merger. If the parties are unable to agree, the party with the most substantial presence in the jurisdiction, taking into account their respective assets or businesses, shall have preparation and filing responsibility. If Marathon and New Ashland Inc. are not able to agree upon the party with the most substantial presence in a jurisdiction within 60 days after the Closing Date, the preparation and filing responsibility for the disputed jurisdictions shall be determined by a mutually acceptable certified public accounting firm. The filing party shall timely pay all Taxes with respect to such Straddle Period Tax Returns.

                  (b) For each  Straddle  Period  Tax Return  described  in
Section 3.01(a) of this TMA that includes any Marathon Tax Matter, Marathon shall promptly prepare and provide to New Ashland Inc. any information or documentation reasonably requested by New Ashland Inc. to facilitate the preparation and filing of such Tax Return. For each Straddle Period Tax Return described in Section 3.01(c) of this TMA that includes any New Ashland Inc. Tax Matter, New Ashland Inc. shall promptly prepare and provide to Marathon any information or documentation reasonably requested by Marathon to facilitate the preparation and filing of such Tax Return.

                  (c) All Straddle Period Tax Returns shall be submitted to
the other party not later than 30 days prior to the due date, including extensions, for the filing of such Tax Returns (or if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date). Such other party shall have the right to review such Tax Returns and to review all workpapers and procedures used to prepare any such Tax Return. If the nonfiling party, within 10 business days after delivery of any such Tax Return, notifies the filing party in writing that it objects to any of the Tax Items in such Tax Return, both parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved within a reasonable time, taking into account the deadline for filing such Tax Return, by a mutually acceptable certified public accounting firm. Upon resolution of all such Tax Items, the filing party shall file the relevant Straddle Period Tax Return on that basis. The accounting firm shall treat all Tax Returns of the parties as confidential, and shall not reveal any information contained in, or any part of, the Tax Returns of one party to the other without prior written consent. The costs, fees, and expenses of such certified public accounting firm shall be borne equally by Marathon and New Ashland Inc.

                  (d) Marathon and New Ashland Inc., as the case may be, shall provide the other party with a calculation and determination of the amount of the Straddle Period Taxes that are included in any returns filed by the other party under Sections 3.01(a) and 3.01(c) of this TMA. In the absence of a Final Determination, all such determinations shall be prepared in a manner consistent with past practice. If either party disputes such a determination, it may make a written request that the other party obtain written confirmation from a mutually acceptable certified public accounting firm that the determination is consistent with the preceding sentence. If the accounting firm issues a confirmation, then such determination shall be binding upon the parties. If the accounting firm does not issue a confirmation, then the determination in the returns shall be amended to permit a confirmation to be issued by the accounting firm in respect of the amended determination. If a dispute is not resolved prior to the due date of a Tax Return, the Tax Return shall be filed in accordance with the determination made by the filing party, and both parties hereby agree to file or cause to be filed an amended Tax Return, if necessary, reflecting the resolution of the issue by the accounting firm. The accounting firm shall treat all Tax Returns of the parties as confidential, and shall not reveal any information contained in, or any part of, the Tax Returns of one party to the other without prior written consent. The costs, fees, and expenses of such certified public accounting firm shall be borne equally by Marathon and New Ashland Inc.

                  SECTION 3.03. Amended Tax Returns. (a) New Ashland Inc. shall be entitled to amend any Tax Return described in Section 3.01(a) of this TMA; provided that, to the extent that such an amendment with respect to a Straddle Period Tax Return adversely affects any Marathon Tax Matter or would result in a Tax Detriment to Marathon, such amendment may not be made without the prior written consent of Marathon, which may not be unreasonably withheld or delayed. New Ashland Inc. may request that Marathon amend any Straddle Period Tax Return described in Section 3.01(c) of this TMA that Marathon is obligated to file, but only to the extent that such amendment affects a New Ashland Inc. Tax Matter; provided that such an amendment shall be filed only with the prior written consent of Marathon, which may not be unreasonably withheld or delayed.

                  (b) Marathon shall be entitled to amend any Tax Return described in Section 3.01(c) of this TMA; provided that, to the extent that such an amendment with respect to a Straddle Period Tax Return adversely affects any New Ashland Inc. Tax Matter or would result in a Tax Detriment to New Ashland Inc., such amendment may not be made without the prior written consent of New Ashland Inc., which may not be unreasonably withheld or delayed. Marathon may request that New Ashland Inc. amend any Straddle Period Tax Return described in Section 3.01(a) of this TMA, but only to the extent that such amendment affects a Marathon Tax Matter or a Tax Item that could result in a Tax Detriment to Marathon; provided that such an amendment shall be filed only with the prior written consent of New Ashland Inc., which may not be unreasonably withheld or delayed.

                  (c) MAP shall not, and Marathon shall not permit MAP to, amend any Tax Return of MAP or any of its subsidiaries for any Pre-Closing Period or any Straddle Period if such amendment would result in a Tax Detriment to New Ashland Inc. without the prior written consent of New Ashland Inc., which may not be unreasonably withheld or delayed.

                  (d) In the event that a party refuses to consent to an amendment to a Tax Return to which such consent is required pursuant to this Section 3.03 and the parties are unable to resolve their disagreements after good faith attempts to do so, the parties shall engage a mutually acceptable certified public accounting firm to estimate the present value of the realizable Tax Savings of the amendment to the party proposing such amendment and the present value of the realizable Tax Loss of the amendment to the party withholding its consent to such amendment. If the accounting firm determines that the present value of such estimated Tax Savings exceeds the present value of such estimated Tax Loss, the party proposing such amendment shall be entitled to so amend the applicable Tax Return, provided that such party agrees to pay to the party withholding its consent an amount equal to the present value of any such Tax Loss. The accounting firm shall treat all Tax Returns of the parties as confidential, and shall not reveal any information contained in, or any part of, the Tax Returns of one party to the other without prior written consent. The fees and expenses of the accounting firm shall be borne by the party proposing such amendment.

                  SECTION 3.04. Manner of Preparation and Filing. All Tax Returns, and amendments thereto, described in this Article III shall be filed on a timely basis by the party responsible for filing such Tax Returns under this Agreement. Except as provided in this Section 3.04,
Section 5.01 and Section 7.03, and except as otherwise required by a Final Determination, all Tax Returns, and amendments thereto, shall be prepared and filed in a manner consistent with the provisions of this TMA, the Closing Agreement, and the Tax Opinion. If any Tax Return of a member of the Ashland Group or the New Ashland Inc. Group (including any Tax Return related to the Acquired Businesses) for any Pre-Closing Period or any Straddle Period is prepared and filed in a manner inconsistent with the elections (other than elections relating to carrybacks and carryforwards described in Section 4.01), accounting methods, conventions and principles of taxation used for the most recent taxable period of members of the Ashland Group or New Ashland Inc. Group, as the case may be, for which Tax Returns involving similar Tax Items have been filed, New Ashland Inc. and each member of the New Ashland Inc. Group shall indemnify each member of the Marathon Group against all Tax Detriments and reductions in Tax Benefits that result from the failure to use a consistent position as provided in Section 2.01(a) of this TMA and shall pay to Marathon the amount of any resulting Tax Loss within 30 days of the date of that such Tax Loss is considered to arise under the principles of Section 4.01(c) below.

                  SECTION 3.05. Agent for Filing Tax Returns. (a) Subject to Section 8.02(c), Marathon, Ashland and HoldCo each hereby designates New Ashland Inc. as its agent to take any and all actions necessary or incidental to the preparation and filing by New Ashland Inc. of any Tax Return described in Section 3.01(a). In addition, Ashland and HoldCo agree that they shall designate 565 Corporation as the "substitute agent" (as such term is used in Treasury Regulation Section 1.1502-77(d)) for the Ashland Affiliated Group. Marathon shall take any and all actions necessary or incidental to obtain the approval of such designation by the IRS.

                  (b) Marathon shall be the "Tax Matters Partner" (as defined under Code Section 6231(a)(7)) of MAP for all Pre-Closing Periods and all Post-Closing Periods and shall manage the audits of MAP conducted by the IRS or any other Tax Authority.

                  SECTION 3.06. Payments And Refunds. (a) To the extent that Marathon is responsible for filing Straddle Period or other Tax Returns that include Taxes for which New Ashland Inc. has indemnified
Marathon, New Ashland Inc. shall pay to Marathon the amount of any such Taxes two days prior to the due date of the Tax Return. To the extent that New Ashland Inc. is responsible for filing Straddle Period or other Tax Returns that include Taxes for which Marathon has indemnified New Ashland Inc., Marathon shall pay to New Ashland Inc. the amount of any such Taxes two days prior to the due date of such Tax Return.

                  (b) At any time, either party in its sole discretion may make a payment to a Tax Authority with respect to Straddle Period Tax
Return to stop the running of interest in whole or in part. The paying party shall provide the other party with a calculation and determination of the amount of non-paying party's share of such payment and the non-paying party shall pay such amount to the paying party within two days after receipt of such notice.

                  (c) To the extent that Marathon receives a Refund of Taxes for which New Ashland Inc. has indemnified Marathon, Marathon shall pay to New Ashland Inc. the amount of such Refund (including any interest received by Marathon) within ten days. To the extent that New Ashland Inc. receives a Refund of Taxes for which Marathon has indemnified New Ashland Inc., New Ashland Inc. shall pay to Marathon the amount of such Refund (including any interest received by New Ashland Inc.) within ten days.

                  SECTION  3.07.  Section  355(e)  Taxes.  (a)  Payment  of
Section 355(e) Taxes. At least (i) 30 days before filing any Tax Return due after the Closing Date (including an estimated, final or amended return) on which any Section 355(e) Taxes are required to be reported by the Ashland Group or the New Ashland Inc. Group: or (ii) upon a reasonable request by Marathon for purposes of preparing its financial accounting statements or otherwise, within 20 days of such request, New Ashland Inc. shall deliver to Marathon a schedule prepared by Deloitte & Touche LLP (the "Section 355(e) Schedule") setting forth New Ashland Inc.'s estimate of the amounts of the Section 355(e) Taxes, the Section 358(d)(1) Adjustment Taxes, and the Marathon Portion and the New Ashland Inc. Portion of the Section 355(e) Taxes. Such estimated Section 355(e) Schedule shall show separately the Federal, state, local and total amounts of the Section 355(e) Taxes. The
Section 355(e) Schedule shall be prepared using a trading price for the New Ashland Inc. stock equal to the average of the high and low trading prices of such stock on the New York Stock Exchange on the Closing Date and shall set forth the estimated tax basis of the stock of New Ashland Inc. as of the Closing Date. Marathon shall have the right to review the Section 355(e) Schedule and to review all workpapers and procedures used to prepare such schedule. If Marathon, within five business days after delivery of such schedule, notifies New Ashland Inc. in writing that it objects to any of the amounts set forth on the Section 355(e) Schedule, both parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved within a reasonable time by a mutually acceptable certified public accounting firm and the Section 355(e) Schedule shall be amended accordingly. If a dispute is not resolved at least two business days prior to the due date of the Tax Return, the Tax Return shall be filed in accordance with the Section 355(e) Schedule prepared by Deloitte & Touche LLP, and both parties hereby agree to prepare an amended Section 355(e) Schedule, if necessary, reflecting the resolution of the issue by the accounting firm. The costs, fees, and expenses of such certified public accounting firm shall be borne equally by Marathon and New Ashland Inc. Marathon, as the successor to and on behalf of HoldCo, shall pay to New Ashland Inc. the Marathon Portion of the Section 355(e) Taxes shown on the Section 355(e) Schedule two business days prior to the date on which such Tax Return is due. New Ashland Inc. shall timely pay the Section 355(e) Taxes shown on the Section 355(e) Schedule to the relevant Tax Authorities and shall provide written evidence to Marathon that it has done so.

                  (b) True-up Upon Filing Amended Schedules, Filing Tax Returns or Final Determinations. New Ashland Inc. shall deliver to Marathon an updated Section 355(e) Schedule at least 30 days (i) before the filing of any Tax Return (including any estimated, final or amended return) on which any Section 355(e) Taxes are reported; (ii) before making any payment of Section 355(e) Taxes; or (iii) after any Final Determination with respect to Section 355(e) Taxes (other than a Final Determination described in parts (i) or (ii) of this sentence). To the extent that the Marathon Portion shown on such updated Section 355(e) Schedule is greater than (or less than) the Marathon Portion shown on the Section 355(e) Schedule described in paragraph (a) above (or, if a true-up payment has previously been made under this paragraph (b), the updated Section 355(e) Schedule that served as the basis for such true-up payment), Marathon shall promptly pay to New Ashland Inc. (or New Ashland Inc. shall promptly pay to Marathon, as the case may be) the amount of such excess (or deficiency), together with interest (at the rate specified in Section 6.01(a)(i) of this TMA) from the date of the prior payment made under paragraph (a) or this paragraph (b). The procedures set forth in paragraph (a) for Marathon's review of the Section 355(e) Schedule and the dispute resolution process shall apply for purposes of the updated Section 355(e) Schedules under this paragraph (b).

                                ARTICLE IV

                    Certain Tax Items and Tax Positions

                  SECTION 4.01. Carrybacks and Carryforwards. (a) To the extent permissible by the applicable Tax law, Marathon shall cause each member of the Marathon Group (including former members of the Ashland Group) not to carryback any Tax Item attributable to a Post-Closing Tax Period to a Pre-Closing Tax Period of a member of the Ashland Group or of the New Ashland Inc. Group. To the extent that Marathon is not permitted by applicable law to forgo such carryback and requests that New Ashland Inc. obtain a Refund of Tax with respect to such carryback, then New Ashland Inc. shall take all reasonable measures to obtain a Refund with respect to the carryback (including by filing an amended return) and shall pay to Marathon the Tax Savings realized by any member of the New Ashland Inc. Group by reason of such carryback, including any interest received thereon (provided, further, that the out-of-pocket costs associated with claiming any such carryback shall be borne by Marathon). To the extent that a carryback of a Tax Item attributable to a Post-Closing Tax Period to a Pre-Closing Tax Period of a member of the New Ashland Inc. Group (including a former member of the Ashland Group) results in a Tax Detriment to any member of the New Ashland Inc. Group (or former member of the Ashland Group), Marathon shall pay to New Ashland Inc. the Tax Loss realized by the New Ashland Inc. Group by reason of such carryback.

                  (b) To the extent permissible by the applicable Tax law, with respect to any Tax Item attributable to a Pre-Closing Tax Period that may be carried forward to a Post-Closing Tax Period of a member of the Marathon Group (including a former member of the Ashland Group), New Ashland Inc. shall cause each member of the New Ashland Inc. Group or of the Ashland Group to carry back any such Tax Item and not to carry forward any such Tax Item to such a Post-Closing Tax Period of a member of the Marathon Group (including a former member of the Ashland Group). To the extent that New Ashland Inc. is not permitted by applicable law to carry back such Tax Item or to forgo such carry forward of such Tax Item and requests that Marathon obtain a Refund, reduction or offset of Tax with respect to such carry forward, then Marathon shall take all reasonable measures to obtain such a Refund, reduction or offset with respect to the carry forward (including by filing an amended return) and shall pay to New Ashland Inc. the Tax Savings realized by any member of the Marathon Group by reason of such carry forward, including any interest received thereon (provided, further, that the out-of-pocket costs associated with claiming any such carryforward shall be borne by New Ashland Inc.). To the extent that a carry forward of a Tax Item, including without limitation, a foreign oil extraction loss as defined in Code Section 907(c), attributable to a Pre-Closing Tax Period to a Post-Closing Tax Period of a member of the Marathon Group (including a former member of the Ashland Group) results in a Tax Detriment to any member of the Marathon Group, New Ashland Inc. shall pay to Marathon the Tax Loss realized by the Marathon Group by reason of such carry forward.

                  (c) A party shall be considered to realize a Tax Savings with respect to a Tax Benefit, or a Tax Loss with respect to a Tax Detriment, to the extent, and only to the extent, that the amount of Taxes it is actually required to pay to the applicable Tax Authority for a taxable period is decreased or increased (respectively) from the amount of Taxes it would have actually been required to pay to such Tax Authority for such taxable period in the absence of such Tax Benefit or Tax Detriment. Such Tax Savings or Tax Loss shall be considered to arise at the time that such party's decreased or increased payment (respectively) for such taxable period is first due or otherwise actually realized as a change in the amount of Tax or Refund, reductions or credit of Tax then due and payable. If any party is considered under subsection (a) or (b) of this Section 4.01 to realize a Tax Savings for which it is required to make a payment, or Tax Loss with respect to which the other party is required to make a payment, the party required to make such payment shall make such payment within 30 days of the date such Tax Savings or Tax Loss is considered to arise.

                  (d) For purposes of this Section 4.01, a Tax Item is deemed to be attributable to the taxable period in which it first accrued or was otherwise taken into account for Tax purposes. For the avoidance of doubt, a net operating loss, foreign tax credit or similar Tax Item is deemed to be attributable to the taxable period in which the loss, foreign tax or equivalent event giving rise to such Tax Item first accrued or was otherwise taken into account for Tax purposes.

                  SECTION 4.02. Special Allocation of Certain Deductions. Ashland and Marathon Company shall execute and deliver an amendment to the MAP LLC Agreement, in the form attached hereto as Exhibit A, that shall specially allocate to Marathon Company any Pass-Through Items that would be allocable to New Ashland Inc. in the absence of such amendment and that are attributable to a payment that is (1) described in Section 12.01(d)(vii) of the Master Agreement, which results in a special non-pro rata distribution to Ashland, or (2) made with respect to the St. Paul Park QQQ Project or the Plains Settlement (as both are described in Section 9.09 of the Master Agreement). If any such payment produces a Tax Benefit for any member of the New Ashland Inc. Group, then New Ashland Inc. shall pay to Marathon the amount of any resulting Tax Savings actually realized by such member of the New Ashland Inc. Group within 30 days of the date that such Tax Savings is realized. Such Tax Savings shall be considered to be realized by a member of the New Ashland Inc. Group or the Marathon Group, as the case may be, pursuant to the principles of Section 4.01(c) above.

                  SECTION  4.03.  Increase  in Tax  Basis  of  Certain  MAP
Deductions for Post-Closing Payments. If as a result of a Final Determination with respect to whether certain refinery assets contributed by Ashland to MAP are considered to be asset class 13.3 (Petroleum Refining) or 28.0 (Manufacture of Chemicals and Allied Products), New Ashland Inc. pays any additional Tax with respect to a Pre-Closing Tax
Period, and such Final Determination results in the increase in the adjusted Tax basis as of the date of such contribution of any asset or property of MAP that was contributed by Ashland to MAP, Marathon shall cause MAP to take depreciation deductions with respect to such additional Tax basis to the maximum extent allowed, and as promptly as permitted, by applicable law, which shall include Marathon causing MAP to amend any relevant Tax Return of MAP. Marathon shall pay to New Ashland Inc. the amount of any Tax Savings realized by a member of the Marathon Group as a result of the use of such additional Tax basis within 30 days of the date that such Tax Savings is realized under the principles of Section 4.01(c) above.

                                 ARTICLE V
                       Specified Liability Deductions

                  SECTION 5.01. Deduction of Specified Liability Deductions; Request for Closing Agreement. The parties will request the IRS to enter into the Closing Agreement with Marathon, Ashland and New Ashland Inc with respect to the Transactions. If the IRS enters into such Closing Agreement, the Specified Liability Deductions shall be claimed by HoldCo on the Marathon Affiliated Group's consolidated Federal income tax return for each taxable period in which the Closing Agreement is in effect and not by New Ashland Inc. or any member of the New Ashland Inc. Group. The amount of the Specified Liability Deductions claimed by Marathon shall be determined under the Net Deduction Method unless a different method is specified in the Closing Agreement. If a different method is specified in the Closing Agreement, the parties will negotiate in good faith to amend this TMA to provide adequate protections to each of the parties' respective interests. Unless explicitly provided to the contrary in this Article V, Marathon shall retain full control over all Tax Items on its Tax Returns.

                  SECTION 5.02 Tax Benefit Payments from Marathon to New Ashland Inc. (a) (i) If the IRS enters into the Closing Agreement, then for each taxable year for which HoldCo claims the Specified Liability Deductions it shall make a payment to New Ashland Inc. in respect of the Federal Tax Benefits attributable to such Specified Liability Deductions (the "Federal Tax Benefit Payment") and one or more payments to New Ashland Inc. in respect of the state, local or foreign Tax Benefits attributable to such Specified Liability Deductions (the "Non-Federal Tax Benefit Payment" and, together with the Federal Tax Benefit Payment, the "Tax Benefit Payments").

                  (ii) The Federal Tax Benefit Payment for a taxable year shall equal the sum of the Basket One Amount and the Basket Two Amount for such taxable year. The Non-Federal Tax Benefit Payment for a taxable year shall be determined with respect to the entire amount of Specified
Liability Deductions for such taxable year on a "with and without" basis under the methodology and principles applicable solely to the Basket Two Amount, with appropriate adjustments to reflect the differences between the Code and the applicable Tax law for such purpose, and there shall be no Basket One Amount or Basket One Deductions for such purpose. For purposes of calculating the Tax Benefit Payments, the amount of the Specified Liability Deductions shall be determined using the Net Deduction Method unless another method is specified in the Closing Agreement.

                  (iii) The Tax Benefit Payments shall be paid directly to New Ashland Inc. or placed in escrow as provided in Article VI below.

                  (b) (i) Basket One Amount. For each taxable year of HoldCo ending on or before January 1, 2025, the Basket One Amount shall equal the Basket One Tax Rate multiplied by the Basket One Deductions for such taxable year. For each taxable year ending on or after January 1, 2025, the Basket One Amount, and the Basket One Deductions, shall be $0.00.

                  (ii) Definitions.

                  (A) The Basket One Tax Rate for a taxable year shall equal the highest marginal Federal income tax rate applicable to corporations for such taxable year minus 3 percentage points. As of the date of this TMA, the Basket One Tax Rate is 32% (35% -- currently the highest marginal Federal income tax rate applicable to corporations (Section 11 of the Code) -- minus 3 percentage points).

                  (B) The Basket One Deductions for a taxable year shall equal the lesser of (I) the Specified Liability Deductions for such taxable year and (II) the Basket One Cap for such taxable year.

                  (C) The Basket One Cap for a taxable year shall equal (I) $30 million adjusted by the Inflation Factor, but in no event more than $60 million (the "Basket One Cap Base Amount"), plus (II) the unused Basket One Cap Carryforward, if any, from each of the two preceding taxable years. The Basket One Cap Carryforward originating in a taxable year shall equal the excess, if any, of the Basket One Cap Base Amount for such taxable year over the Specified Liability Deductions for such taxable year. Specified Liability Deductions for a taxable year shall be considered to be used first against, and to the extent of, the Basket One Cap Base Amount for such taxable year. For purposes of determining the amount of the Basket One Cap Carryforward "used" in a particular taxable year, the excess, if any, of the Specified Liability Deductions for that taxable year over the Basket One Cap Base Amount for such taxable year shall be considered to be used first against, and the extent of, the Basket One Cap Carryforward originating in the second preceding taxable year; and next against, and to the extent of, the Basket One Cap Carryforward originating in the immediately preceding taxable year.

                  (c) (i) Basket Two Amount. The Basket Two Amount for a taxable year shall be determined on a "with and without" basis to measure the actual Tax savings realized by the Marathon Affiliated Group from its use of Basket Two Deductions and Basket Two Carryovers, and shall equal the excess (if any) of (A) the amount of Federal income tax that the Marathon Affiliated Group would have been required to pay with respect to such taxable year if there were no Basket Two Deductions for, and no Basket Two Carryovers to, such taxable year over (B) the amount of Federal income tax that the Marathon Affiliated Group was actually required to pay with respect to such taxable year.

                  (ii) Definitions.

                  (A) The Basket Two Deductions for a taxable year shall equal the excess, if any, of (I) the total Specified Liability Deductions for such taxable year over (II) the Basket One Deductions for such taxable year.

                  (B) The Basket Two Carryovers to a taxable year shall equal the amount of Basket Two Carryovers originating in other taxable years and carried forward or carried back to such taxable year. The Basket Two Carryovers originating in a taxable year are the carryovers of net operating losses, excess foreign tax credits, minimum tax credits or other Tax Items of the Marathon Affiliated Group, if any, that originate in such year under the principles of the Code, but only to the extent such carryovers are greater than the amount of such carryovers that would have originated in such taxable year if the Marathon Affiliated Group had no Basket Two Deductions for such taxable year and no Basket Two Carryovers to such taxable year. Carryovers of all Tax Items shall be considered to be subject to the rules of the Internal Revenue Code and the Treasury Regulations governing the carry forward, carryback, use, limitation and expiration of carryovers of the relevant type of Tax Item. If the carryover of a Tax Item originating in a taxable year includes a portion that is a Basket Two Carryover and another portion that is not a Basket Two Carryover, such portions shall be considered to be used on a "with and without basis" as described in Section 5.02(c)(i) above.

                  (d) Redeterminations. The Basket One Amount for a taxable year, once determined, shall not be redetermined for any reason other than an adjustment in the amount of the Specified Liability Deductions for such taxable year resulting from a Tax Claim with respect to the New Ashland Inc. Affiliated Group or the Marathon Affiliated Group by a Tax Authority. The Basket Two Amount for a taxable year shall be redetermined at appropriate times (e.g., payment, refund, or Final Determination), taking into account actual adjustments with respect to Tax Claims and subsequent events that affect the calculation of the Basket Two Amount, including carry forwards and carrybacks. Payments of the increased or decreased amount of any Tax Benefit Payments for any taxable year shall be made as provided in Article VI below.

                   (e) Verification by Accounting Firm. For each taxable year, unless Marathon and New Ashland Inc. otherwise agree, New Ashland Inc. at its own expense will cause a nationally recognized accounting firm to prepare and deliver to Marathon a certificate, in a form acceptable to Marathon, verifying the amount and deductibility of the Specified Liability Deductions for such taxable year (taking into account any issues raised by the IRS from time to time), which verification shall include the amount of actual and accruable insurance recoveries for such year. New Ashland Inc. will at its own expense provide to Marathon a written opinion of Cravath, Swaine & Moore LLP or any other law firm acceptable to Marathon, which opinion shall be addressed to New Ashland Inc. and may rely on the Closing Agreement, to the effect that Marathon will be entitled to deduct the Specified Liability Deductions on its Tax Return. Such opinion shall be updated or amended, from time to time, as Marathon may reasonably request to take into account material changes in facts or in law. For each taxable year, unless Marathon and New Ashland Inc. otherwise agree, Marathon at its own expense will cause a nationally recognized accounting firm to prepare and deliver to New Ashland Inc. a certificate verifying the amount of Tax Benefit Payments for such taxable year, provided that no such verification shall be required with respect to Non-Federal Tax Benefit Payments with respect to any jurisdiction in which the Tax liability of Marathon and the other members of the Marathon Group for such taxable year is less than $500,000 unless New Ashland Inc. agrees to bear the cost of such verification.

                   (f) (i) Principles and Examples. The parties have set forth the examples in Exhibit B attached hereto to illustrate the application of this Article V and of Article VI below. The parties have also agreed that Tax Benefit Payments in respect of the Basket One Amount shall be payable without regard to whether Marathon or any member of the Marathon Group realizes an actual Tax savings from the use of the Basket One Deductions; that Tax Benefit Payments in respect of the Basket Two Amount shall be payable only to the extent that the Marathon Affiliated Group realizes an actual Tax savings from the use of the Basket Two Deductions on a "with and without" basis; and that any Specified Liability Deduction shall potentially give rise to a single Basket One Amount or Basket Two Amount and shall not be double-counted. Any uncertainties or ambiguities in the computation of the Tax Benefit Payments for any taxable year shall be resolved in a manner that is consistent with the examples in Exhibit B and with such principles.

                  (ii) Short Taxable Years. The provisions of Article V and
Article VI are based on taxable years of twelve full months. The application of such provisions shall be appropriately adjusted in the event of one or more taxable years of less than 12 months to effectuate the goals and principles of Article V and Article VI.

                  (iii) Successors. In the event that there is a successor to the New Ashland Inc. Affiliated Group or the Marathon Affiliated Group, the provisions of this Article V shall be applied to such successors as if they were the New Ashland Inc. Affiliated Group or the Marathon Affiliated Group, respectively.

                                ARTICLE VI

                  Payments of Tax Benefit Amounts; Escrow

                  SECTION 6.01 Time of Tax Benefit Payments. (a) Original Payments. Subject to Section 6.02 below, Marathon shall pay to New Ashland Inc. or place in Escrow, as the case may be, the amount of the Tax Benefit Payment as follows:

                  (i) Federal Tax Benefit Payments. If New Ashland Inc. provides to Marathon a good faith estimate of the amount of the Specified Liability Deductions for a calendar year by November 30th of such year, and verification of the Specified Liability Deductions as required in Section 5.02(e) for such calendar year by February 28th of the following year, then Marathon shall pay to New Ashland Inc. or Escrow, as the case may be, the amount of the Federal Tax Benefit Payment for the taxable year corresponding to such calendar year either (A) within 10 days after the due date of the Marathon corporate income Tax Return without extensions for such taxable year (generally March 15th), or (B) within 10 days after the due date of the corporate income Tax Return for the Marathon Affiliated Group, with extensions for such calendar year (generally September 15th), with interest from the due date of such Tax Return without extension to the date of payment at the Marathon short-term borrowing rate for the applicable period. If New Ashland Inc. does not provide to Marathon the estimate and the actual determination of the Specified Liability Deductions within the time requirements of the preceding sentence, then Marathon shall pay to New Ashland Inc. or Escrow, as the case may be, the amount of the Federal Tax Benefit Payment for such taxable year within 10 days of the later of (A) the date on which New Ashland Inc. provides such determination to Marathon and (B) the due date of the Federal corporate income Tax Return for the Marathon Affiliated Group, with extensions for such taxable year (generally September 15th), in each case without interest.

                  (ii) Non-Federal Tax Benefit Payments. Marathon shall pay to New Ashland Inc. or Escrow, as the case may be, in each case without interest, the amount of the Non-Federal Tax Benefit Payments for a taxable year within 30 days after the due date of the relevant HoldCo separate or combined, as the case may be, state, local or foreign Tax Returns, with extensions.

                  (b) Redeterminations. If an event giving rise to the redetermination of a Tax Benefit Payment for any taxable year occurs as provided in Section 5.02(d) above, the party becoming aware of such event shall promptly notify the other party.

                  (i) If such redetermination increases the amount of such Tax Benefit Payment, then within 30 days after the receipt by Marathon of a Refund corresponding to such Tax Benefit Payment, or, if there is no such Refund, then within 30 days after such redetermination, Marathon shall pay to New Ashland Inc. or Escrow, as the case may be, the amount of such increase, together with the corresponding amount of interest (if any) payable by the relevant Tax Authority with respect to such redetermination.

                  (ii) If such redetermination decreases the amount of such Tax Benefit Payment, then, within 30 days after the payment by Marathon of the Tax corresponding to such redetermination, or, if there is no such Tax payment, then within 30 days after such redetermination, the amount of such decrease (including any interest, penalty or addition to Tax resulting from such redetermination) shall be paid to Marathon as provided in this Section 6.01(b)(ii). Such decrease shall be paid first by paying to Marathon amounts in Escrow up to the amount of such decrease (and all future payments to New Ashland Inc. under this TMA for the current taxable year and subsequent taxable years shall be escrowed until the Escrow is Fully Funded, as provided in Section 6.02(c) below). If such decrease exceeds the amount so paid to Marathon from the Escrow, New Ashland Inc. shall pay such excess to Marathon; provided that if the total amount that New Ashland Inc. would be required to pay to Marathon in a particular calendar year under this Section 6.01(b)(ii) as a result of any and all redeterminations exceeds $25 million, then New Ashland Inc. may pay such excess over $25 million in eight equal semi-annual payments, with the first payment due six months from the date of such redetermination, with interest computed at an interest rate as reasonably determined by Marathon to be the market rate for four-year amortizing loans available to companies with credit ratings similar to that of New Ashland Inc.; provided further that if New Ashland Inc. undergoes a Bankruptcy Event, all such amounts shall be immediately due and payable to Marathon.

                  SECTION 6.02 Escrow. (a) Escrow Agreement. In the event that any Tax Benefit Payments are required under this Agreement to be placed in Escrow, the parties will execute an Escrow Agreement in the form as to be agreed to by the parties and attached hereto as Exhibit C to this TMA. Unless otherwise agreed by the parties, The Bank of New York shall serve as escrow agent under the Escrow Agreement. The out-of-pocket costs and expenses of creating and maintaining the Escrow, including the fees of the escrow agent, shall be shared equally by Marathon and New Ashland Inc.

                  (b) Basket One Benefits. Except as otherwise provided in this Section 6.02(b), all Tax Benefit Payments in respect of Basket One Amounts shall be paid by Marathon directly to New Ashland Inc. and shall not be placed in Escrow. Notwithstanding the foregoing, Tax Benefit Payments in respect of Basket One Amounts shall be placed in Escrow in the following circumstances:

                  (i) If New Ashland Inc. has undergone a Bankruptcy Event, all Tax Benefit Payments in respect of Basket One Amounts otherwise payable by Marathon to New Ashland Inc. on or after the date of such Bankruptcy Event shall be placed in Escrow as if they were in respect of Basket Two Amounts until such time that any judgment, order, proceeding or petition that constitutes a Bankruptcy Event has been dismissed or discharged.

                  (ii) In the circumstances described in Section 6.02(d) below.

                  (c) Basket Two Benefits. Except as otherwise provided in this Section 6.02(c) all Tax Benefit Payments in respect of Basket Two Amounts shall be paid by Marathon directly to New Ashland Inc. and shall not be placed in Escrow. Notwithstanding the foregoing, Tax Benefit Payments in respect of Basket Two Amounts shall be placed in Escrow in the following circumstances:

                  (i) If the Escrow is not Fully Funded at the time that such a Tax Benefit Payment for a taxable year is required to be made, then the amount of such Tax Benefit Payment necessary to cause the Escrow to be Fully Funded shall be placed in Escrow.

                  (A) The Escrow shall be considered to be Fully Funded at the time a Tax Benefit Payment for a taxable year is required to be made if the amount in the Escrow at such time is equal to the excess (if any) of (I) the total amount of Tax Benefit Payments other than Basket One Amounts paid or payable for such taxable year and the four preceding taxable years over (II) the Escrow Threshold at such time.

                  (B) If New Ashland Inc. has a credit rating provided by Moody's or Standard & Poor (or successors thereto) at the relevant time, the Escrow Threshold at any time shall equal:

                       a. If the credit rating of New Ashland Inc. is either a BB+ or Ba1 or higher, unlimited.

                       b. If the credit rating of New Ashland Inc. is either a BB or Ba2, $50 million (for the calendar years 2005 through 2009); $55 million (for the calendar years 2010 through 2014); or $60 million (for calendar years after 2014).

                       c. If the credit rating of New Ashland Inc. is either a BB- or Ba3, $25 million.

                       d. If the credit rating of New Ashland Inc. is (A) below BB- or Ba3, or (B) New Ashland Inc. undergoes a Bankruptcy Event, $0; provided, however, that this subparagraph (B) will not apply after the date that any judgment, order, proceeding or petition that constitutes a
                           Bankruptcy   Event   has   been   dismissed   or
                           discharged.

                  (C) If, at the time any Tax Benefit Payment for a taxable year is required to be made, New Ashland Inc. does not have a credit rating provided by Moody's or Standard & Poor (or successors thereto), New Ashland Inc. will obtain, at its own cost, from Moody's or Standard & Poor, or both, a pro forma credit rating and provide such rating to Marathon prior to the time of such Tax Benefit Payment. Such rating will be updated at least annually.

                  (ii) In the circumstances described in Section 6.02(d) below.

                  (d) Certain Changes in Escrow Threshold. If the Escrow Threshold decreases as a result of a reduction in the credit rating of New Ashland Inc., the occurrence of a Bankruptcy Event with respect to New Ashland Inc. or the payment of Escrowed funds to Marathon in respect of a redetermination of a Tax Benefit Payment as provided in Section 6.01(b) above, and as a result the Escrow is not Fully Funded, then all payments to New Ashland Inc. under this TMA, net of set-off, including all Tax Benefit Payments in respect of Basket One Amounts and Basket Two Amounts, shall be placed in Escrow until the Escrow is Fully Funded.

                   (e) Release of Escrowed Amounts. Except as provided in
Section 6.02(d) above, any amounts placed in Escrow in respect of a Tax Benefit Payment for a taxable year shall be released from Escrow upon the fifth anniversary of the filing of the corporate income Tax Return for the Marathon Affiliated Group for such taxable year and shall be paid directly to New Ashland Inc. If, as a result of an upgrade in New Ashland Inc.'s credit rating or any other event, the amount in the Escrow exceeds the amount required to cause the Escrow to be Fully Funded, then the amount of such excess shall be promptly released from the Escrow and paid directly to New Ashland Inc. Whenever Escrowed Amounts are required to be released to New Ashland Inc. pursuant to this Section 6.02(e), Marathon and New Ashland Inc. shall promptly deliver to the escrow agent detailed written instructions directing the release of such Escrowed Amounts, signed on behalf of both Marathon and New Ashland Inc.

                   (f) Other Arrangements. The Escrow arrangements described in this Section 6.02 may be replaced with other credit support reasonably acceptable to and approved by Marathon, which approval shall not be unreasonably withheld.

                                ARTICLE VII

                 Covenants, Representations and Warranties

                  SECTION 7.01. Representations and Warranties of Ashland and New Ashland Inc. Ashland and New Ashland Inc., jointly and severally, represent and warrant to Marathon that, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date:

                  (a) It knows of no fact that could reasonably be expected to cause any representation, warranty or other statement contained in the Closing Agreement, a Tax Certificate or the Tax Opinion to be incorrect (including by omission of a material fact).

                  (b) No member of the New Ashland Inc. Group has any current plan or intention to take any action, or fail to take any action, that would be inconsistent with any representation, warranty or other statement made by, or that relates primarily to, any member of the New Ashland Inc. Group and is contained in the Closing Agreement, a Tax Certificate or the Tax Opinion.

                  (c) New Ashland Inc. will use its reasonable best efforts, with the assistance and participation of Marathon, to have at least $21 million dollars on deposit, decreased for any amounts applied against Taxes for Pre-Closing Tax Periods (other than Federal Income Taxes shown as owing on any Tax Returns for the Ashland Affiliated Group's 2003, 2004 and 2005 fiscal years), with the IRS with respect to liabilities for Taxes for Pre-Closing Tax Periods (including interest on such amounts). This amount shall be used (to the extent necessary) for the payment or settlement of such Taxes and interest and shall not be withdrawn prior to a Final Determination with respect to such Taxes and interest. Any portion of such deposit that is not used for the payment or settlement of Taxes for such periods (including interest on such amounts) shall be paid to New Ashland Inc.

                  (d) Following the Transactions, New Ashland Inc. intends to continue the active conduct of Valvoline, independently and with its separate officers, directors, and employees, and New Ashland Inc. does not plan any substantial reduction in business activity of Valvoline.

                  (e) To the best of the knowledge of Ashland and New Ashland Inc., there are no material Ashland Residual Operations Liabilities other than those that Ashland has disclosed to the IRS and Marathon.

                  (f) Ashland and New Ashland Inc. have prepared their estimate of the adjusted tax basis of the New Ashland Inc. common stock in good faith.

                  SECTION 7.02. Representations and Warranties of Marathon. Marathon represents and warrants to Ashland and New Ashland Inc. that, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date:

                  (a) It knows of no fact that could reasonably be expected to cause any representation, warranty or other statement contained in the Closing Agreement, a Tax Certificate or the Tax Opinion to be incorrect (including by omission of a material fact).

                  (b) No current member of the Marathon Group has any current plan or intention to take any action, or fail to take any action, that would be inconsistent with any representation, warranty or other statement made by, or that relates primarily to, any member of the Marathon Group and is contained in the Closing Agreement, a Tax Certificate or the Tax Opinion.

                  (c) For the two-year period following the Transactions, Marathon intends to continue the active conduct of the Acquired Businesses, independently and, except as described in the Closing Agreement, with their separate officers, directors and employees, and Marathon does not plan any substantial reduction in business activity for the Acquired Businesses during such period.

                  SECTION 7.03. Covenants of New Ashland Inc. and Marathon.
(a) (i) Each of Ashland and New Ashland Inc. agrees that it shall not take or omit to take, and shall not permit any of the Ashland Group or the New Ashland Inc. Group, respectively, to take or omit to take, any action that will, or would reasonably be expected to, cause any written representation contained in the Closing Agreement, a Tax Certificate or the Tax Opinion to be incorrect.

                  (ii) Each of Ashland and New Ashland Inc. agrees that it shall, and shall cause each member of the Ashland Group and the New Ashland Inc. Group, respectively, to prepare and file all Tax Returns on a basis consistent with the Closing Agreement and the Tax Opinion, except as otherwise required by Article V or a Final Determination; provided that, to the extent that the Closing Agreement and the Tax Opinion are inconsistent in any respect, such Tax Returns shall be prepared and filed on a basis consistent with the Closing Agreement.

                  (iii) New Ashland Inc. will use its reasonable best efforts, with the assistance and participation of Marathon, to maintain at least $21 million dollars, decreased for any amounts applied against Taxes for Pre-Closing Tax Periods (other than Federal Income Taxes shown as owing on any Tax Returns for the Ashland Affiliated Group's 2003, 2004 and 2005 fiscal years), on deposit with the IRS for Taxes for Pre-Closing Tax Periods (including interest on such amounts). This amount shall be used (to the extent necessary) for the payment or settlement of such Taxes and interest and shall not be withdrawn prior to a Final Determination with respect to such Taxes and interest. Any portion of such deposit that is not used for the payment or settlement of Taxes for such periods (including interest on such amounts) shall be paid to New Ashland Inc.

                  (iv) New Ashland Inc. will forgo the use of bonus depreciation on all Ashland property eligible for bonus depreciation and will elect to use straight line depreciation on such property on its fiscal 2004 Tax Return and its Tax Return for the taxable year ending on the Closing Date. New Ashland Inc. will use its reasonable best efforts, with the assistance and participation of Marathon, to consider all reasonable steps to maximize the tax basis of the New Ashland Inc. common stock; provided, however, New Ashland Inc. in its sole discretion may determine that it will not adopt or implement any such steps.

                  (b) (i) Marathon agrees that, for a period beginning on the Closing Date and ending two years after the Closing Date, it shall not take or omit to take, and shall not permit any member of the Marathon Group to take or omit to take, any action that will, or would reasonably be expected to, cause any written representation contained in the Closing Agreement, or a Tax Certificate, and that is specified on Schedule 2.04 attached hereto, to be incorrect.

                  (ii) Marathon agrees that it shall, and shall cause each member of the Marathon Group to, prepare and file all Tax Returns on a basis consistent with the Closing Agreement and the Tax Opinion, except as otherwise required by Article V or a Final Determination; provided that, to the extent that the Closing Agreement and the Tax Opinion are inconsistent in any respect, such Tax Returns shall be prepared and filed on a basis consistent with the Closing Agreement.

                  (iii) Marathon agrees that, for a period beginning on the Closing Date and ending two years after the Closing Date, it (A) shall not, and shall cause each member of the Marathon Group not to, amend the Company Leverage Policy set forth in Schedule 8.14 to the MAP LLC Agreement, as such Policy is amended and restated as of the date of this Agreement and
(B) shall cause MAP to comply at all times with such Company Leverage Policy; provided that, Marathon may amend the Company Leverage Policy to the extent that both Marathon and New Ashland Inc. reasonably agree is consistent with the Closing Agreement.

                  (iv) Marathon agrees that, for a period beginning on the Closing Date and ending two years after the Closing Date, it shall not, and shall cause each member of the Marathon Group not to, make any capital contribution of money or other property to MAP or any JV Entity (including any capital contribution pursuant to Article IV of the MAP LLC Agreement or any other provision of the MAP LLC Agreement) other than capital contributions (i) that are the result of, and in response to, Extraordinary Events; or (ii) if the Closing Agreement provides that the MAP Partial Redemption does not constitute a disguised sale, capital contributions for purposes specifically identified in the Closing Agreement.

                  (v) During the period beginning on October 1, 2004 (or, if earlier, the day before the Closing Date) and ending on the date two years after the Closing Date, Marathon shall cause MAP and its subsidiaries not to, and MAP and its subsidiaries shall not (A) incur any indebtedness owed to Marathon or any affiliate of Marathon (other than borrowings under the Detroit Facility) or (B) incur any indebtedness under one or more revolving credit facilities, uncommitted money market credit facilities or other comparable debt facilities to the extent such indebtedness is guaranteed, directly or indirectly, by Marathon or any affiliate of Marathon (other than such an affiliate that is MAP or any wholly-owned subsidiary of MAP), except such Marathon guaranteed debt will be permissible if the Closing Agreement provides that the MAP Partial Redemption does not constitute a disguised sale and the Closing Agreement contemplates debt guaranteed by Marathon.

                  (vi) Marathon agrees that during the two-year period beginning on the Closing Date, it shall cause MAP not to make any sales of receivables except for sales of receivables pursuant to the Receivables Sales Facility (as such term is defined in the MAP LLC Agreement). Marathon and MAP agree that if MAP makes any sales of receivables pursuant to the Receivables Sales Facility they will treat such sales (A) as sales for Federal income tax purposes and (B) based on the relevant accounting pronouncements, as they exist on the date of this Agreement, as sales for financial accounting purposes. If as a result of any change or modification to such accounting pronouncements between the date of this Agreement and the Closing Date, Marathon concludes that it and MAP will not be able to treat such sales of receivables as sales for financial accounting purposes, it shall cause MAP to use its reasonable best efforts to modify the Receivables Sales Facility in order to achieve sale treatment for financial accounting purposes, if such modification can be made in a manner that is
(i) acceptable to Marathon from a tax point of view and otherwise reasonably acceptable to Marathon, and (ii) acceptable to Ashland from a tax point of view. If such a change in accounting pronouncements arises and Marathon, after discussions with Ashland, concludes that it cannot so modify the Receivables Sales Facility, Marathon shall deliver a written notice to Ashland attesting to this conclusion at least two business days prior to the Closing Date. The failure of Marathon to deliver such written notice shall constitute its agreement to the second sentence of this paragraph (vi) notwithstanding any such change in accounting pronouncements. Marathon further agrees that if the relevant accounting pronouncements change after the Closing Date and, as a result of such changes, Marathon concludes that it and MAP will not be able to treat sales of receivables pursuant to the Receivables Sales Facility as sales for financial accounting purposes, Marathon shall cause MAP to modify the Receivables Sales Facility in order to achieve sale treatment for financial accounting purposes if it can do so at an insignificant cost (provided that such modification is acceptable to New Ashland Inc. from a tax point of view) or if New Ashland Inc. agrees to indemnify Marathon and MAP for any increased costs that result from such changes.

                  SECTION 7.04. Valuation Report. Each of Ashland and Marathon shall use its reasonable best efforts to cause Deloitte & Touche LLP to deliver to Ashland and Marathon, no later than June 15, 2005, a report, in form and substance reasonably satisfactory to each of Ashland and Marathon and consistent with the Engagement Letter dated as of November 24, 2003, among Ashland, Marathon and Deloitte & Touche LLP. Each of Ashland and Marathon shall, and shall cause each of its affiliates (including MAP) to, cooperate with Deloitte & Touche LLP in connection with the preparation of such report, which cooperation shall include the provision of any relevant books, records, documentation and other information and the making available of its employees and facilities as Deloitte & Touche LLP may reasonably request.

                  SECTION 7.05.  Cooperation  and Exchange of  Information.
(a) Each of Marathon and New Ashland Inc. shall, and shall cause each of its affiliates to, cooperate fully with all reasonable requests from the other party in all matters relating to Taxes covered by this Agreement, including without limitation, in connection with the preparation and filing of Tax Returns, any amendments or claims for Refund with respect thereto, the conduct and resolution of Tax Claims and the implementation of this TMA (including, without limitation, the provisions of Articles V and VI). Such cooperation shall include (i) provision on a mutually convenient basis upon reasonable request of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information related to such Tax Returns and Tax Claims, including accompanying schedules, related work papers, and documents related to rulings or other determinations by Tax Authorities, (ii) the execution of any document or the certification of any information that may be necessary or beneficial in connection with the filing of any Tax Returns or claims for Refund or the conduct or resolution of any Tax Claim, (iii) obtaining any document or information that is necessary or beneficial in connection with the foregoing, (iv) upon reasonable request, the making available of its employees and facilities on a reasonable and mutually convenient basis to facilitate the foregoing and (v) the reasonable good faith effort of New Ashland Inc. to provide to Marathon information reasonably requested by Marathon for the preparation of its published financial statements.

                  (b) Marathon and New Ashland Inc. shall meet regularly to review major issues with respect to Tax Claims and the status of audits with respect to Pre-Closing Periods and Straddle Periods as long as the relevant statute of limitations remains open with respect to any Pre-Closing Period or Straddle Period. New Ashland Inc. shall make available appropriate personnel to discuss the foregoing items and shall make available for inspection relevant documents relating to such audits.

                  SECTION 7.06. [Intentionally Omitted]

                  SECTION 7.07. Ownership of Tax Records; Retention of Information. New Ashland Inc. shall own, and have all rights, title and interest in, all books, records, documentation and other information in existence as of the Closing Date related to any Tax or Tax Item of Ashland or any of its subsidiaries. New Ashland Inc. agrees to retain all Tax Returns, related schedules and workpapers, and all other material records and other documents as required under Code Section 6001 and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Closing Date, until the expiration of the statute of limitations (including extensions) of the taxable years to which such Tax Returns and other documents relate and until the Final Determination of any payments which may be required in respect of such years under this TMA. New Ashland Inc. shall provide to Marathon copies of any such documentation or information in existence as of the Closing Date related to any Marathon Tax Matter or with respect to items that could result in a Tax Detriment to Marathon and, as reasonably requested by Marathon, in connection with any Tax Claim. New Ashland Inc. agrees that, if it intends to dispose of any such documentation or other information, it shall provide written notice to Marathon describing the documentation or other information to be disposed of 60 days prior to taking such action. Marathon shall be entitled to arrange to take delivery of the documentation or other information described in the notice at its expense during the succeeding 60-day period.

                               ARTICLE VIII

                                 Tax Claims

                  SECTION 8.01. Calculation of Losses. The amount of any indemnification provided under this TMA, other then pursuant to Article V and VI, shall be (i) increased to take account of any net Tax Loss incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax Savings realized by the indemnified party arising from the incurrence or payment of any such indemnified loss. In computing the amount of any such Tax Loss or Tax Savings, the indemnified party shall be deemed to recognize all other Tax Items before recognizing any Tax Item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss.

                  SECTION 8.02. Procedures. (a) Tax Claims. (i) If a party (the "indemnified party") receives any written notice of deficiency, claim or adjustment or other written notice from a Tax Authority that may result in the indemnified party being entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving an audit proceeding, audit inquiry, information request, suit, action, contest or similar claim made by any Tax Authority (a "Tax Claim") such indemnified party shall notify the indemnifying party in writing (and in reasonable detail) of the Tax Claim within 10 business days after such indemnified party receives notice or otherwise becomes aware of the existence of the Tax Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement, except to the extent the indemnifying party shall have been materially and adversely prejudiced as a result of such failure. Thereafter, the indemnified party shall keep the indemnifying party apprised of the status of any investigation or audit and deliver to the indemnifying party, within five business days' time after the indemnified party's receipt thereof, copies of all notices and documents received by the indemnified party related to the Tax Claim. New Ashland Inc. undertakes and agrees that it will keep Marathon reasonably informed of the existence and progress of any audit or other proceeding that relates to a Pre-Closing Period with respect to which Marathon could be liable as a successor, under Treasury Regulation Section 1.1502-6, or otherwise.

                  (ii) If any party receives a written notice from a Tax Authority that may result in an adjustment in the amount of the Specified Liability Deductions for a taxable year as a result of an audit of the New Ashland Inc. Affiliated Group or the Marathon Affiliated Group, then for purposes of this TMA, such audit and related proceeding, to the extent they concern the amount of the Specified Liability Deductions claimed or capable of being claimed by Marathon or the Marathon Group as successor to HoldCo, shall be treated as a Tax Claim with respect to which Marathon is the indemnified party and New Ashland Inc. is the indemnifying party, provided, however, that the resolution of such issues shall not preclude Marathon from compromising or -------- ------- settling any other issues in its Tax Returns administratively with any Tax Authority and Marathon shall have the right to determine in its sole reasonable discretion the appropriate forum and location of any judicial proceeding with respect to Specified Liability Deductions.

                  (b) Assumption. Except as provided in Section 8.02(c) and
(e) of this TMA, if a Tax Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with professional advisors and counsel selected by the indemnifying party; provided, however, that such professional advisors or counsel are not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Tax Claim, the indemnifying party shall not be liable to the indemnified party for any fees or expenses relating to such professional advisors or counsel subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ professional advisors and counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the professional advisors and counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of professional advisors and counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Tax Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Tax Claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, cooperating and assisting in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. Whether or not the indemnifying party assumes the defense of a Tax Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Tax Claim without the indemnifying party's prior written consent. If the indemnifying party assumes the defense of a Tax Claim, the indemnified party shall agree to any settlement, compromise, or discharge of a Tax Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Tax Claim; provided that if such settlement, compromise or discharge imposes conditions, costs or other detriments (in addition to the liability in connection with such Tax Claim) upon the indemnified party, such indemnified party may use its reasonable judgment in determining whether to so agree, such agreement not to be unreasonably withheld.

                  (c) Joint rights and assumption of control. If a party to this TMA suffers a Bankruptcy Event, then the party suffering the Bankruptcy Event (the "Bankruptcy Party") shall vigorously pursue the assertion, or defense (as the case may be) of all Tax Claims for which any other party to this TMA (the "Non-Bankruptcy Party") might be jointly and severally, directly or indirectly liable ("Bankruptcy Tax Claims") and the Non-Bankruptcy Party shall have the right to participate in the defense of any Bankruptcy Tax Claims and to employ professional advisors and counsel (not reasonably objected to by the Bankruptcy Party), at its own expense, separate from the professional advisors and counsel employed by the Bankruptcy Party, it being understood that the Bankruptcy Party shall control the defense of such claims. Both parties shall in good faith cooperate with one another and the Bankruptcy Party shall not unreasonably reject any suggestions made by the Non-Bankruptcy Party. Such cooperation shall include the retention and (upon the Non-Bankruptcy Party's request) the provision to the Non-Bankruptcy Party of records and information that are reasonably relevant to such Bankruptcy Tax Claims (including copies of all protests, pleadings, briefs, filings, correspondence and similar materials relative to such claims), making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, cooperating and assisting in the investigation, defense and resolution of such matters, and providing legal and business assistance with respect to such matters. The preceding sentences of this Section 8.02(c) notwithstanding, if the Bankruptcy Party fails to vigorously pursue such Bankruptcy Tax Claims, or such Bankruptcy Party is discharged, or otherwise effectively barred from liability for such Bankruptcy Tax Claims, the Non-Bankruptcy Party shall have the right to assume full control over the defense of such Bankruptcy Tax Claims and, if such control is assumed, the Bankruptcy Party shall irrevocably designate, and agree to cause each of its affiliates to designate irrevocably, the Non-Bankruptcy Party as the sole and exclusive agent and attorney-in-fact to take any action as such Non-Bankruptcy Party may deem appropriate, necessary, or incidental in any and all matters relating to Pre-Closing Period Tax Claims of the Ashland Group and the Bankruptcy Party shall continue to cooperate fully in the defense or prosecution thereof, but it shall not have the right to participate in the proceedings.

                  (d) Mitigation. New Ashland Inc. and Marathon shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making reasonable efforts to mitigate or resolve any such claim or liability, which shall include claiming any indemnified loss as a deduction or offset on any relevant Tax Return (including any amended Tax Return). In the event that New Ashland Inc. or Marathon shall fail to make such reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any indemnified loss that could reasonably be expected to have been avoided if New Ashland Inc. or Marathon, as the case may be, had made such efforts.

                  (e) Marathon Participation Rights with respect to Section 355(e) Tax Claims. Unless otherwise agreed to by the parties, New Ashland Inc. shall control the defense of all Tax Claims made with respect to
Section 355(e) Taxes (a "Section 355(e) Tax Claim") and shall vigorously pursue the defense of such claims. Marathon shall have the right to participate in the defense of all Section 355(e) Tax Claims and to employ professional advisors and counsel (not reasonably objected to by New Ashland Inc.), at its own expense, separate from the professional advisors and counsel employed by New Ashland Inc. Both parties shall in good faith cooperate with one another and New Ashland Inc. shall not unreasonably reject any suggestions made by Marathon. Such cooperation shall include the retention and (upon Marathon's request) the provision to the Marathon of records and information that are reasonably relevant to such Section 355(e) Tax Claims (including copies of all protests, pleadings, briefs, filings, correspondence and similar materials relative to such claims), making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, cooperating and assisting in the investigation, defense and resolution of such matters, and providing legal and business assistance with respect to such matters. New Ashland Inc. shall not admit any liability with respect to, or settle, compromise or discharge any Section 355(e) Tax Claim without the prior written consent of Marathon, such consent not to be unreasonably withheld.

                  SECTION 8.03. Treatment of Indemnification Payments. The parties agree that any indemnity payments made pursuant to this Agreement or pursuant to Article XIII of the Master Agreement shall be treated for all Tax purposes as distributions or capital contributions, as the case may be, between HoldCo and New Ashland Inc. made immediately prior to the Spinoff and, accordingly, not as taxable income to the recipient or as a deductible expense to the payor, unless otherwise required by a Final Determination or the Closing Agreement.

                                ARTICLE IX

                        Dispute Resolution; Interest

                  SECTION 9.01. Dispute Resolution. In the event that Marathon or any member of the Marathon Group, as the case may be, on the one hand, and New Ashland Inc. or any member of the New Ashland Inc. Group, as the case may be, on the other hand, disagree as to the amount or calculation of any payment to be made under this TMA, or the interpretation or application of any provision under this TMA, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Marathon and New Ashland Inc. shall jointly retain a tax attorney who has retired from active practice in a nationally recognized law firm or independent public accounting firm, which firm is independent of both parties, or a retired Federal judge experienced in Tax Matters (the "Independent Entity"), to resolve the dispute. If the parties are unable to agree on an Independent Entity, then each party shall appoint a person who would qualify as an Independent Entity (but for the approval of the other party), and such persons shall then appoint a person who meets the above description as the Independent Entity and who shall serve as the
Independent Entity. The Independent Entity shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Entity, Marathon, and members of the Marathon Group, and New Ashland Inc. and members of the New Ashland Inc. Group shall each take or cause to be taken any action necessary to implement the decision of the Independent Entity. The fees and expenses relating to the Independent Entity shall be borne equally by Marathon and New Ashland Inc.

                  SECTION 9.02. Interest. Any payment required to be made under this TMA that is not made on or before the date on which such payment is due shall bear interest computed at the rate specified from time to time pursuant to Code Section 6621(a)(2).

                                 ARTICLE X

                             General Provisions

                  SECTION  10.01.   Termination.   This   Agreement   shall
terminate simultaneous with any termination of the Master Agreement pursuant to Article XI thereof. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto.

                  SECTION 10.02. Survival. Notwithstanding anything in this TMA to the contrary apart from Section 10.01, the provisions of this TMA shall survive for 30 days after the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) unless by their term they expire at an earlier date.

                  SECTION 10.03. Right of Set-off. Either party may set-off any amount to which it is entitled under this TMA against amounts otherwise payable hereunder by such party. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit such party in any manner in the enforcement of any other remedies that may be available to it.

                  SECTION 10.04. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to the Ashland Parties, to:

                  Ashland Inc.
                  50 E. RiverCenter Boulevard
                  Covington, KY 41012-0391

                           Attention:    J. Marvin Quin
                                         David L. Hausrath, Esq.

                           Facsimile:    (859) 815-5053

                           with a copy to:

                           Cravath, Swaine & Moore LLP
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019-7474
                           Attention:    Stephen L. Gordon, Esq.

                  if to the Marathon Parties, to:

                  Marathon Oil Corporation
                  5555 San Felipe Road
                  Houston, TX 77056

                           Attention:    Raja Sahni
                                         Richard L. Horstman, Esq.

                           Facsimile:    (713) 513-4172

                           with copies to:

                           Baker Botts L.L.P.
                           One Shell Plaza
                           Houston, TX 77002-4995
                           Attention:  Theodore W. Paris, Esq.

                           Miller & Chevalier Chartered
                           655 Fifteenth Street, N.W.
                           Washington, DC 20005-5701
                           Attention:    Daniel W. Luchsinger, Esq.

                  SECTION 10.05. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". This Agreement is intended to calculate, allocate and assign certain Tax responsibilities, liabilities and benefits among the parties to this Agreement, and any situation or circumstance concerning such calculation, allocation and assignment that is not specifically contemplated hereby or provided for herein shall be determined in a manner consistent with the underlying principles of calculation, allocation and assignment in this Agreement.

                  SECTION 10.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 10.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION  10.08.   No  Third-Party   Beneficiaries.   This
Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

                  SECTION 10.09. Existing MAP Agreements. To the extent any provision of this TMA conflicts with the determination of the Tax Liability (as defined in the MAP LLC Agreement) of Ashland or its successors for any Straddle Period of MAP as determined under Section 10.03 of the MAP LLC Agreement, such Tax Liability shall be determined in accordance with this Agreement. In all other respects, except as expressly modified herein, the terms and conditions of the MAP LLC Agreement, the ATCA, and the Put/Call Agreement shall continue to apply to the extent provided in Article XII of the Master Agreement. For the avoidance of doubt, the term Tax Distribution Amount (as defined in the MAP LLC Agreement) shall not include the Tax Liability (as defined in the MAP LLC Agreement) of the Ashland Affiliated Group that is attributable to the MAP Partial Redemption.

                  SECTION 10.10. Continuing Ashland Participation Rights With Respect To Pre-Closing Pass-Through Items. Notwithstanding anything to the contrary in the Master Agreement, this Agreement or the other Transaction Agreements and Ancillary Agreements (as defined in the Master Agreement), New Ashland Inc. and its successors shall retain the right (to the extent provided for in Section 6.08 of the MAP LLC Agreement or any other provision of the MAP LLC Agreement) to participate in the preparation and filing of all Tax Returns, and in the defense of any Tax Claim, with respect to all Pass-Through Items relating to any Pre-Closing Period of MAP or any other JV Entity as if it were a member of MAP or such JV Entity. Any Tax Claim with respect to any issue concerning MAP's income, gain, losses, deductions or credits that could result in additional Taxes for the Pre-Closing Period for Ashland and additional basis (other than additional basis that is subject to Section 4.03 of the TMA) or deductions in the Post-Closing Period for Marathon or any member of the Marathon Group shall be treated under Section 6.08(e)(ii) of the MAP LLC Agreement as an issue the tax effect of which, if resolved adversely would be, and the tax effect of settling the issue is, not proportionately the same for both Members. If an issue is treated as not proportionately the same for both Members under the preceding sentence, then in applying Section 6.08(e)(iv) of the MAP LLC Agreement, nationally recognized tax counsel (whose selection shall be based on the principles of Section 9.01 of the TMA) shall determine if the settlement is fair to both Members based on the merits of the issue. Such fees of the nationally recognized tax counsel shall be shared, 62% by Marathon and 38% by New Ashland Inc.

                  SECTION 10.11. Prior Tax Sharing Agreements. Except as specifically provided in Section 10.09, as of the Closing Date, this Agreement supersedes and terminates all prior agreements as to the allocation of tax liabilities among the members of the Ashland Group, and after the Closing Date neither HoldCo nor any member of the Marathon Group, as successor, transferee or otherwise, shall be bound thereby or have any liability thereunder.

                  SECTION 10.12. Entire Agreement; Amendments. This Agreement embodies the entire understanding among the parties relating to its subject matter. Any and all prior correspondence, conversations, and memoranda are merged herein and shall be without effect hereon. No promises, covenants, or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement. This Agreement shall not be amended, supplemented, modified, or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound.

                  SECTION 10.13. Amendments Resulting From Pre-Closing Change In Tax Structure. If, prior to the Closing, the Tax Structure of the Transactions is modified, revised or changed in any manner, for any reason (including, but not limited to, modifications, revisions or changes resulting from changes in law or in response to communications (written or otherwise) with the IRS or any other Tax Authority), the parties will negotiate in good faith to amend this Agreement, to the extent necessary, to reflect the underlying principles of calculation, allocation and assignment in this Agreement.

                  SECTION 10.14. Payments. All payments under this TMA shall be made by wire transfer in immediately available funds.

                  SECTION 10.15. Successors. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to the Agreement, and in such event, all references herein to a party shall refer instead to the successor of such party.

                  SECTION 10.16. Confidentiality. Each party to this Agreement shall hold, and cause its officers, employees, agents, consultants, and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information that it or any of its officers, employees, agents, consultants, and advisors may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

                  SECTION 10.17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.



                              ASHLAND INC.,

                             by /s/ James J. O'Brien
                             ---------------------------------------------
                             Name:  James J. O'Brien
                             Title:   Chief Executive Officer


                             ATB HOLDINGS INC.,

                             by /s/ James J. O'Brien
                             ---------------------------------------------
                             Name:  James J. O'Brien
                             Title: President


                             EXM LLC,

                             by
                             ---------------------------------------------


                             ATB HOLDINGS INC.,


                             by /s/ James J. O'Brien
                             ---------------------------------------------
                             Name:  James J. O'Brien
                              Title: President


                             NEW EXM INC.,

                             by /s/ James J. O'Brien
                             ---------------------------------------------
                             Name:  James J. O'Brien
                             Title: President


                             MARATHON OIL CORPORATION,

                             by /s/ Janet F. Clark
                             ---------------------------------------------
                             Name: Janet F. Clark
                             Title:    Senior Vice President and Chief
                                       Financial Officer


                             MARATHON OIL COMPANY,

                             by /s/ Janet F. Clark
                             ---------------------------------------------
                             Name: Janet F. Clark
                             Title:    Senior Vice President


                             MARATHON DOMESTIC LLC,

                             by
                             ---------------------------------------------


                             MARATHON OIL CORPORATION,


                             by /s/ Janet F. Clark
                             ---------------------------------------------
                             Name: Janet F. Clark
                             Title:    Senior Vice President and Chief
                                      Financial Officer



                             MARATHON ASHLAND PETROLEUM LLC,

                             by /s/ Anthony R. Kenney
                             ---------------------------------------------
                             Name:  Anthony R. Kenney
                             Title:    Vice President